Exhibit 99.1

Einstein Noah Restaurant Group Announces Retirement of Brian Unger and Appointment of Manny Hilario to Chief Operations Officer

Company Initiates Search for New Chief Financial Officer

LAKEWOOD,Colo.--(BUSINESS WIRE)--July 12, 2013--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today announced that Brian Unger, who as Chief Restaurant Officer led company operations for the past two years, is retiring effective July 18, 2013.

The Company also announced that as part of its planned executive succession, Chief Financial Officer Manny Hilario will be named Chief Operations Officer, replacing Mr. Unger. A search is underway to replace Mr. Hilario in his current role.

Jeffrey O’Neill, President and Chief Executive Officer, stated, “On behalf of the entire Einstein Noah team, I would like to thank Brian for his many contributions and wish him well with his retirement plans. Brian deserves our recognition for his disciplined approach in building and managing our restaurant operations during his tenure along with his leadership on a number of key initiatives.”

Mr. Hilario assumes the position of Chief Operations Officer as part of a planned succession that expanded his responsibility over the past year to include direct operating responsibility for both Einstein Bros. Bagels licensed locations and The Manhattan Bagel franchised restaurants. In addition to his financial and strategic leadership capabilities, Mr. Hilario has extensive operations experience that he has cultivated over the past 25 years in the restaurant business such as restaurant management and direct operating responsibility which have been embedded into most of his senior financial roles.

Mr. O’Neill concluded, “Manny is a highly respected leader within the Einstein Noah system, not only for his financial expertise, but also as an insightful and results-driven restaurateur. I am pleased to have Manny take on this expanded leadership role and I look forward to continuing to work closely with him as a strategic partner to further strengthen our operations team.”

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leader in the quick-casual segment of the restaurant industry operating, franchising and licensing locations under the Einstein Bros. Bagels, Noah’s New York Bagels and Manhattan Bagel brands. The company’s retail system consists of over 820 restaurants in 40 states and the District of Columbia. It also operates a dough production facility in Whittier, California. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit http://www.einsteinnoah.com for additional information.

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